EXHIBIT 99.1

Press Release	Source: EUSA Pharma Inc
EUSA Pharma Completes Acquisition Of Cytogen Corporation
Friday May 9, 5:07 am ET

DOYLESTOWN, Pennsylvania and OXFORD, England, May 9 /PRNewswire/ -- EUSA Pharma Inc ('EUSA'), a transatlantic specialty pharmaceutical company focused on oncology, pain control and critical care, today announced that it has completed its acquisition of Cytogen Corporation, following the approval of Cytogen's shareholders at a special meeting on 8 May.

Under the terms of the acquisition agreement, Cytogen shareholders will receive $0.62 per share, valuing the company at $22.6 million. To meet the consideration, EUSA has raised over $50 million in an investment round led by TVM Capital and supported by EUSA's existing investors, Essex Woodlands, 3i, Goldman Sachs, Advent Venture Partners, SV Life Sciences, NeoMed and NovaQuest. EUSA will now apply to delist all Cytogen's issued shares from the NASDAQ stock exchange.

Cytogen brings to EUSA three oncology and pain control products, a US specialty sales force and an established commercial infrastructure. With the completion of the acquisition, Cytogen will form a wholly-owned subsidiary of EUSA and will operate under the EUSA name.

"Completing our acquisition of Cytogen is particularly significant for EUSA as it also completes our transatlantic growth platform, positioning us as a partner of choice for further acquisitions and product in-licensing," said Bryan Morton, Chief Executive of EUSA Pharma. "We now have a strong US commercialization infrastructure to match our organization in Europe, which covers over 20 countries. We plan to rapidly integrate the Cytogen organization, allowing us to compete with major players as we accelerate our search for additional specialty products to leverage our infrastructure on both sides of the Atlantic. With a growing portfolio of medicines, we plan to begin exploiting our transatlantic platform with the launch of our US product Caphosol® in several European territories."

About EUSA Pharma Inc

EUSA Pharma is a rapidly growing transatlantic specialty pharmaceutical company focused on in-licensing, developing and marketing late-stage oncology, pain control and critical care products. The company currently has nine products on the market, including Caphosol® for the treatment of oral mucositis, a common and debilitating side-effect of radiation therapy and high-dose chemotherapy, ProstaScint® for imaging the extent and spread of prostate cancer, Quadramet® for the treatment of pain in patients whose cancer has spread to the bones, Erwinase® and Kidrolase® for the treatment of acute lymphoblastic leukemia, the antibiotic surgical implant Collatamp® G, and Rapydan®, a rapid-onset anesthetic patch which recently received Europe-wide approval. EUSA also has several products in late-stage development, notably Collatamp® G topical, a gentamicin impregnated collagen sponge for the prevention and treatment of infected skin ulcers, and CollaRx® bupivacaine implant* for local post-surgical pain control.

Founded in 2006, EUSA Pharma is supported by a consortium of leading life science capital investors, comprising TVM Capital, Essex Woodlands, 3i, Goldman Sachs, Advent Venture Partners, SV Life Sciences, NeoMed and NovaQuest. Since its foundation, the company has raised over $275 million, and completed several significant transactions, including the acquisitions of Cytogen Corporation, Talisker Pharma Ltd, the French biopharmaceutical company OPi SA and the European antibiotic and pain control business of Innocoll Pharmaceuticals Inc. As part of its rapid growth strategy the company has established commercial infrastructure in the US, a pan-European presence covering over 20 countries and a wider distribution network in a further 25 territories. EUSA Pharma plans to continue its aggressive program of acquisitions and in-licensing within its specialist areas of medical and geographic focus, in line with its ambitious target to create a rapidly growing $1 billion company by the beginning of the next decade.

For more information please visit http://www.eusapharma.com.

*CollaRx® is a registered trademark of Innocoll Technologies Ltd.

 Source: EUSA Pharma Inc